Exhibit 10.17

MIAMI INTERNATIONAL HOLDINGS, INC.
TRANSACTION INCENTIVE PLAN
1.Purpose. The purpose of the Plan is to incentivize key service providers to the Company to expand the Company’s business, to increase its value, and to facilitate a mutually beneficial liquidity event, by providing an incentive payment in the event of a Change in Control of the Company equal to a specified percentage of an Award Pool based on Transaction Proceeds.
2.Definitions. The following terms have the meanings indicated.
A.“Administrator” means the Board; provided, however, that with respect to determinations affecting solely Award Pool B, unless otherwise precluded by Applicable Laws, it shall mean the Company’s Chief Executive Officer or other person or committee as may be appointed by the Board with respect to such duties for Award Pool B.
B.“Applicable Laws” means the legal requirements relating to the Plan and Awards under applicable provisions of federal and state securities laws, the Code, the rules of any applicable stock exchange or national market system, and the rules of any non-U.S. jurisdiction applicable to Awards granted to residents therein.
C.“Award” means an award under the Plan.
D.“Award Agreement” means the written agreement evidencing the grant of an Award executed by the Company and the Grantee, including any amendments thereto. A form Award Agreement is attached hereto as Exhibit A.
E.“Award Percentage” means the percentage of an Award Pool potentially payable to the Grantee as an Award hereunder.
F.“Award Pool” means, individually and collectively, Award Pool A and Award Pool B, and when used in reference to a Grantee it means whichever of Award Pool A or Award Pool B in which Grantee has received an Award.
G.“Award Pool A” means a percentage of Transaction Proceeds determined below, based on the Total Enterprise Value:

Total Enterprise Value (in billions)	Award Pool
Less than $3.5	None
$3.5 but not $4	1% of Transaction Proceeds
$4 but not $4.5	1.5% of Transaction Proceeds
$4.5 but not $5	2.0% of Transaction Proceeds
$5 but not $5.5	2.5% of Transaction Proceeds
$5.5 but not $6	3% of Transaction Proceeds
$6 +	3.5% of Transaction Proceeds

H.“Award Pool B” means a percentage of Transaction Proceeds determined below, based on the Total Enterprise Value:

Total Enterprise Value (in billions)	Award Pool
Less than $3.5	None
$3.5 or more	0.5% of Transaction Proceeds
I.“Board” means the Board of Directors of the Company or, subject to any governance procedures of the Board, the Compensation Committee or other committee (the “Committee”) charged with administration of the Plan. Unless the entire Board constitutes the Committee, to the extent required by Applicable Law, it is intended that each member of the Committee shall qualify as (i) a “non-employee director” under Rule 16b-3 and (ii) an “independent director” under the rules of any national securities exchange or national securities association upon which the Company is listed, as applicable. If it is later determined that one or more members of the Committee do not so qualify, actions taken by the Committee prior to such determination shall be valid despite such failure to qualify.
J.“Cause” has the meaning set forth in a Grantee’s employment agreement or similar agreement with the Company or any Related Entity or, if there is no such agreement or such agreement does not define Cause, it shall mean a Grantee’s: (i) commission, conviction, or plea of guilty or nolo contendere to a felony or crime of moral turpitude (or the procedural equivalent of the foregoing); (ii) commission (whether by act or omission) of actual or attempted fraud, theft, embezzlement, or any other intentional act that has or could reasonably be expected to have the effect of injuring the business or reputation of the Company or any Related Entity; (iii) habitual use or abuse of alcohol or use of drugs (other than in accordance with a valid prescription) that inhibits the Grantee’s performance of his or her duties to the Company or any of its Related Entities; (iv) gross negligence or willful misconduct in the performance of the Grantee’s duties to the Company or any of its Related Entities; (v) failure to substantially perform his or her duties or refusal to perform lawful directives of the Board or such Grantee’s supervisor, if applicable, related to his or her duties, which remains uncured after notice and a reasonable opportunity to cure if curable (such cure period not to exceed five (5) business days) as determined by the Board or such supervisor, as applicable; (vi) material breach of any Award Agreement or any other agreement to which such Grantee is a party with the Company or any of its Related Entities (including without limitation any restrictive covenant agreement), any fiduciary duty owed by the Grantee to the Company, or any material written policy of the Company or its Related Entities; or (vii) other conduct causing or that could reasonably be expected to cause the Company or any of its Related Entities public disgrace or disrepute.
K.“Change in Control” means (i) the acquisition, directly or indirectly, by any person or group (within the meaning of Section 13(d)(3) of the Exchange Act) of beneficial ownership in the Company representing more than 50% of the total combined voting power of all outstanding interests of the Company; (ii) a merger, consolidation, or other similar transaction involving the Company, except for a transaction in which the holders of the outstanding voting interests of the Company immediately prior to the merger, consolidation, or other transaction hold, in the aggregate, securities possessing more than 50% of the total combined voting power of all outstanding voting securities of the surviving entity after such transaction; or (iii) a sale or other disposition of all or substantially all of the assets of the Company. Anything in the foregoing to the contrary notwithstanding, a transaction shall not constitute a Change in Control if its sole purpose is to change the legal jurisdiction of the Company’s organization or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s interests immediately before such transaction.

L.“Code” means the Internal Revenue Code of 1986, as amended from time to time. References to a particular section of the Code include references to regulations and rulings thereunder and to successor provisions.
M.“Company” means Miami International Holdings, Inc., a Delaware corporation.
N.“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any regulations and rulings thereunder.
O.“Grantee” means any Service Provider to whom an Award is granted or any person who succeeds to the rights of such person under this Plan by reason of the death of such person.
P.“Payment Date” has the meaning set forth in Section 5(C).
Q.“Plan” means this Miami International Holdings, Inc. Transaction Incentive Plan.
R.“Related Entity” means any parent, subsidiary and any business, corporation, partnership, limited liability company, or other entity in which the Company, a parent, or a subsidiary holds a substantial ownership interest, directly or indirectly.
S.“Service Provider” means an employee, officer, or Board member of the Company or a Related Entity, or an advisor or consultant to the Company or a Related Entity who is a natural person.
T.“Termination of Service” means the termination of the employee-employer relationship (or the services arrangement, in the case of a Grantee who is not an employee) between the Service Provider and the Company and all Related Entities.
U.“Total Enterprise Value” means the total enterprise value of the Company and its Related Entities in connection with a Change in Control, which will be determined by the Board in its sole discretion, based on the total purchase price paid for the Company or, in the case of an acquisition of less than all of the equity of the Company, ascribed to the Company, in connection with the Change in Control.
V.“Transaction Proceeds” means the proceeds received by the Company for distribution to its stockholders in connection with the Change in Control which, for avoidance of doubt, will be after payment of or adjustment for all Debts (as defined below) and obligations of the Company and Related Entities, and net of all transaction fees, expenses and costs associated with the Change in Control (including, but not limited to, all professionals’ fees and the cost of the Awards under this Plan). The Board shall have sole discretion to determine Transaction Proceeds. Without limiting the generality of the foregoing, if such proceeds include stock or other non-cash consideration, or any contingent or delayed consideration not payable as of the Change in Control (e.g., escrows or earn-outs), the Board shall have sole discretion to determine the extent to which such consideration is included in Transaction Proceeds; provided that amounts paid more than five (5) years following the closing date of the Change in Control may never constitute Transaction Proceeds. “Debts” shall be defined as all debt of the Company and its Related Entities outstanding at the time of the transaction, whether secured or unsecured, but excluding any liabilities related to warrants with puttable shares, put rights on common stock, other redemption requirements relating to equity securities of the Company or margin and security deposits.
3.Awards Subject to the Plan. The Administrator may from time to time grant Awards to one or more Grantees selected in its sole discretion. Awards in excess of 100% of each Award Pool may not be granted. If any Awards granted under the Plan terminate, expire, are forfeited, or are canceled or surrendered, such Awards will be returned to the applicable Award Pool and may be available for issuance as new Awards, subject to the other terms of the Plan.

4.Terms and Conditions of Awards.
A.Award Agreement. Each Award shall be evidenced by an Award Agreement that may contain any term or condition deemed necessary or desirable by the Administrator, provided such terms or conditions are not inconsistent with this Plan or any Applicable Law. Grantees shall be those persons selected by the Administrator from the class of Service Providers as the Administrator deems appropriate; provided that unless approved by the Board, no Award may be granted under Award Pool B to a Grantee who has received an Award under Award Pool A.
B.Terms of Award Agreement. In granting Awards, the Administrator shall take into consideration the contribution the Grantee has made or is expected to make to the success of the Company and its Related Entities and such other factors as the Administrator deems appropriate. The Administrator may consult with and receive recommendations from officers and other personnel of the Company and its Related Entities with regard to these matters. The Award Agreement shall prescribe the applicable Award Percentage and whether the Award relates to Award Pool A or Award Pool B, and may prescribe such other terms and conditions concerning Awards as the Administrator deems appropriate, including, without limitation, (i) any relevant vesting conditions; (ii) any additional events upon which the Grantee may be deemed to have forfeited his or her right, title, or interest, if any, in the Award; and (iii) additional or different restrictive covenants.
C.No Employment or Employee Benefit Rights. Unless otherwise specifically required by a benefit plan, any Awards granted pursuant to the Plan (or the grant, vesting, forfeiture, or transfer thereof) shall not constitute “compensation” for purposes of calculating benefits under any retirement plan, life insurance plan, or other employee benefit plan of the Company or any Related Entity. Neither the Plan nor any Award under the Plan shall confer upon any person any right to employment or continuance of employment or services by the Grantee. Neither the existence of the Plan nor any Award shall guarantee that a qualifying Change in Control will occur or the amount of any Total Enterprise Value, Transaction Proceeds or Award Pool.
5.Payment of Awards
A.Payment Event. Subject to the terms of this Plan and the Award Agreement, the Grantee is entitled to receive payment with respect to the Award only in the event of a Change in Control; provided that the Grantee either: (i) has not incurred a Termination of Service as of the day immediately prior to the Change in Control, or (ii) has been terminated without Cause or due to death or disability, in either case, within seventy-five (75) days prior to the Change in Control.
B.Payment Amount. The Grantee will be paid an amount equal to his or her Award Percentage multiplied by the applicable Award Pool. If, after application of all deductions consistent with the definition of such term, there are no Transaction Proceeds upon the Change in Control, the Company shall have no obligation to make any payment to the Grantee and the associated Awards shall terminate automatically.
C.Payment Terms. The payment due to a Grantee under an Award, if any, shall be paid to the Grantee as soon as is practicable (and in any event within thirty (30) days) after the effective date of the Change in Control (the “Payment Date”) in a single lump sum in cash; provided, however that if a different form of consideration or deferred payment timing is applicable to consideration paid to the Company’s stockholders in connection with the Change in Control, the Board may elect to the extent consistent with Applicable Laws instead to apply the same payment terms to the Awards, provided that amounts paid more than five (5) years following the closing date of the Change in Control may never constitute Transaction Proceeds; and provided, further, that the Administrator may make payment of an Award contingent upon the Grantee’s execution and non-revocation of a release of claims in such form as the Administrator deems appropriate.

D.Taxes. The Company or any Related Entity, if applicable, is authorized to withhold from any payment pursuant to an Award amounts of withholding and other taxes due or potentially payable in connection with any income recognition event involving such Award and to take such other action as the Administrator may deem advisable to enable the Company or a Related Entity, as applicable, and the Grantee to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award.
E.Setoff of Indebtedness. Subject to Section 8(D), payment due under an Award to a Grantee may be reduced by all or any part of the amount necessary to satisfy any indebtedness or other obligations, whenever due, of such Grantee to the Company or a Related Entity, and the Award Agreement for each Grantee shall include the Grantee’s agreement to execute such additional documents as may be deemed necessary to effectuate such setoff.
6.Expiration of Awards. All Awards and all rights of Grantees to payments hereunder shall be terminated and the Grantee shall not be entitled to any further payments related to any Award hereunder upon the first to occur of (a) the Grantee’s Termination of Service prior to a Change in Control for any reason other than as provided in clause (b); (b) seventy-five (75) days after a Grantee’s Termination of Service due to termination without Cause or due to death or disability, if a Change in Control has not occurred within such period; or (c) the first Change in Control to occur following the effective date of this Plan (except that the obligation to pay any amount due on the associated Payment Date shall not expire until paid in full).
7.Administration of the Plan.
A.Administration. The Plan shall be administered by the Administrator.
B.Determination of Terms and Conditions of Awards. Subject to the provisions of the Plan, the Administrator shall have full authority and discretion to determine the Service Providers to whom Awards shall be made, the Award Percentage assigned to such Grantee, the Award Pool to which the Grantee is assigned, and the terms, limitations, restrictions, conditions and provisions of each Award. Subject to the provisions of the Plan, the Administrator shall have full authority and discretion to interpret the Plan; to prescribe, adopt, amend and rescind administrative guidelines and other rules, procedures and regulations relating to the Plan; to amend the terms of any outstanding Award Agreement; to amend, suspend, or terminate the Plan; and to make all other determinations and take all other actions necessary or advisable for the implementation and administration of the Plan. The terms of any Award need not be uniform and may be determined by the Administrator selectively among persons who receive, or are eligible to receive, Awards under the Plan (whether or not such persons are similarly situated). The Administrator’s decisions on matters within its authority shall be final and binding upon all Grantees, the Company, and all other persons having any interest in the Plan or in any Awards granted hereunder.
C.Delegation. Subject to any constraints imposed by Applicable Laws, the Administrator may delegate ministerial, non-discretionary functions to individuals who are officers or employees of the Company or any Related Entity or to third parties.
8.Miscellaneous.
A.Unfunded Obligation. A Grantee shall have the status of a general unsecured creditor of the Company. Any amounts payable to Grantees pursuant to the Plan shall be unfunded and unsecured obligations for all purposes, including, without limitation, Title I of the Employee Retirement Income Security Act of 1974, as amended. Neither the Company nor any Related Entity shall be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Grantee account shall not create or constitute a trust or fiduciary relationship between the Board, the Company, or any Related Entity and a Grantee, or otherwise create any beneficial interest in any Grantee or the Grantee’s creditors in any assets of the Company or a Related Entity.

B.No Equity Holder Rights. Awards do not confer upon any Grantee any equity, voting, or ownership rights with respect to the Company, but only confer the potential right to payment based on the Transaction Proceeds, as and to the extent provided under the Plan and the Award Agreement. Neither the Company nor the Administrator are fiduciaries of any Grantee or Service Provider, and they owe Grantees no duties other than the contractual obligations specified herein and in the Award Agreement.
C.Savings Clause. This Plan is intended to comply in all respects with Applicable Laws, including, (i) with respect to any Grantees who are officers or directors for purposes of Section 16 of the Exchange Act, Rule 16b-3 of the Securities and Exchange Commission, if applicable, and (ii) Section 402 of the Sarbanes-Oxley Act. In case any one or more provisions of this Plan shall be held invalid, illegal, or unenforceable in any respect under Applicable Laws (including Rule 16b-3), the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal, or unenforceable provision shall be deemed null and void; however, to the extent permitted by law, any provision that could be deemed null and void shall first be construed, interpreted, or revised retroactively to permit this Plan to be construed in compliance with all Applicable Laws (including Rule 16b-3) so as to foster the intent of this Plan.
D.Section 409A. The Plan is intended to be exempt from the requirements of Section 409A of the Code (“Section 409A”) to the maximum extent permissible and, otherwise, to comply with Section 409A to the extent applicable, and shall be interpreted and construed consistently with such intent. Each payment made pursuant to an Award under this Plan shall be considered a separate and distinct payment. In addition, notwithstanding any other provision in this Plan, to the extent that amounts payable under the Plan are considered “nonqualified deferred compensation” subject to Section 409A (and for clarity the below restrictions (i) through (iii) shall not apply to the extent any payment can be considered a “short-term deferral” or otherwise exempt from Section 409A), then (i) if a Grantee is a “specified employee,” as defined in Section 409A, as of the date of the Grantee’s separation from service, then to the extent any amount payable to the Grantee (A) is payable upon the Grantee’s Termination of Service; and (B) under the terms of this Plan would be payable prior to the six (6)-month anniversary of the Grantee’s separation from service, such payment shall be delayed until the earlier to occur of (1) the first business day following the six (6)-month anniversary of the separation from service; or (2) the date of the Grantee’s death; (ii) a Change in Control will be deemed to occur only to the extent such definition is consistent with a change in ownership, a change in effective control, or a change in the ownership of a substantial portion of the Company’s assets as determined under Treasury Regulation § 1.409A-3(i)(5); and (iii) a Termination of Service will be construed consistently with a “separation from service” under Section 409A. In no event shall the Company or any of its directors, officers, employees, or advisors (other than the respective Grantee) be, in such capacity, responsible for any additional tax, interest, or related tax penalties that may be imposed under Section 409A or 4999 or otherwise. Each Grantee shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on such Grantee or for his or her account in connection with this Plan (including any taxes and penalties under Section 409A), and, except as may be provided in Section 8(E), the Company shall not have any obligation to indemnify or otherwise hold a Grantee harmless from any or all of such taxes or penalties. The Company makes no representations concerning the tax consequences of the Grantee’s participation in this Plan under any Federal, state, or local tax law, and each Grantee is hereby advised to seek his or her own tax, legal, or accounting advice.

E.Section 280G. The provisions with respect to Section 280G shall be set forth in Section 3(c)(i) of the Award Agreements and shall apply as follows. The Award Agreements of Grantees included in Award Pool B shall contain the text set forth in the first Section 3(c)(i) variation (best net approach) of Exhibit A. The Award Agreements of Grantees included in Award Pool A shall contain the text set forth in the second Section 3(c)(i) variation (gross-up approach) of Exhibit A.
F.Clawback. A Grantee’s rights with respect to any Award hereunder shall be subject to (i) any right that the Company may have under any Company recoupment policy or other agreement or arrangement with the Grantee, and (ii) any right or obligation that the Company may have regarding compliance with Applicable Law (such as, but not limited to, Section 10D of the Exchange Act).
G.Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.
H.Mediation; Arbitration; Waiver of Trial by Jury and Jurisdiction.
(i)Except as otherwise provided herein to the contrary, the Company may, at its sole and exclusive discretion, require that any dispute, controversy or claim arising under, out of or relating to this Plan or any Award or the transactions contemplated hereby (a “Dispute”), shall be exclusively referred and subject to mediation lasting for at least a one day session administered by a single mediator, to be selected by the Company. Any mediation shall take place in Mercer County, New Jersey. Any agreement reached in mediation shall be binding and enforceable as a settlement agreement in a court having jurisdiction. The mediation and all communications during the mediation process (other than documents generated in the ordinary course not in connection with the mediation) shall be confidential and treated as settlement negotiations for purposes of applicable rules of evidence. Each party to the mediation shall bear an equal share of the mediation costs unless agreed otherwise.
(ii)Except as otherwise provided herein to the contrary, the Company may, at its sole and exclusive discretion, require that any Dispute shall be exclusively referred to and resolved by a single arbitrator in a confidential, binding arbitration conducted by the American Arbitration Association in accordance with the Employment Arbitration Rules of that body, either initially or following unsuccessful mediation efforts. Any arbitration shall take place in Mercer County, New Jersey. Any arbitration award shall be final and binding on the parties to the arbitration and the non-prevailing party shall, to the extent permitted by Applicable Law, pay all costs and expenses incurred by both of the parties to the arbitration in connection with such proceedings.
(iii)Each Grantee fully understands that a Dispute subject to mandatory mediation and/or arbitration shall include any and all state or federal statutory or tort employment and labor claims or any other dispute, controversy or claim whatsoever, whether regarding the binding effect, interpretation, performance, breach and/or termination of the Plan or an Award thereunder.
(iv)AS A CONDITION TO ANY POTENTIAL BENEFIT UNDER THE PLAN, EACH GRANTEE AND THE COMPANY IRREVOCABLY WAIVE ALL RIGHTS TO A TRIAL BY JURY IN ANY SUIT, ACTION, OR OTHER PROCEEDING INSTITUTED BY OR AGAINST THE OTHER IN RESPECT OF THEIR, HIS, OR HER RIGHTS OR OBLIGATIONS HEREUNDER OR IN ANY AWARD AGREEMENT.
(v)If Company or the Grantee files an action to enforce any rights or to resolve any matter arising under this Plan or any Award thereunder or relating to any Dispute, and the same is not required by the Company to be referred to mediation and/or binding arbitration as provided for in this Section 8(H) above, then any such action, suit, or other legal proceeding shall be commenced only in a court in Mercer County, New Jersey (or, if appropriate, a federal court located in New Jersey), and the Grantee hereby consents to the jurisdiction of such court with respect to any such action, suit or proceeding. The prevailing party in any such action, suit or proceeding shall be entitled to recover reasonable attorneys’ fees to the extent permitted by law.

(vi)This Plan will be governed by the laws of the State of New Jersey (without reference to the conflicts of laws provisions thereof).
I.Indemnification. The officers, directors, and employees of the Company and its Related Entities and the Administrator shall be indemnified and held harmless by the Company and its Related Entities against and from any and all losses, costs, liabilities, or expenses that may be imposed upon or reasonably incurred by them in connection with or resulting from any claim, action, suit, or proceeding to which they may be a party or in which they may be involved by reason of any action taken or failure to act under this Plan or with respect to any Award Agreement and against and from any and all amounts paid by them in settlement (with the Board’s written approval) or paid by them in satisfaction of a judgment in any such action, suit, or proceeding. The foregoing provision shall not be applicable to any person if the loss, cost, liability, or expense is due to such person’s gross negligence, fraud, bad faith, or willful misconduct.
J.Waiver; Cumulative Rights. The failure of the Company to insist, in any one or more instances, upon the performance of any of the terms, covenants, or conditions set forth in the Plan or to exercise any right hereunder, shall not be construed as a waiver or relinquishment of its right to require such future performance or to exercise any other right hereunder, and the obligations of the party with respect to such future performance, and the Company’s rights hereunder, shall continue with full force and effect. No waiver of any such right will have effect unless given in a writing signed by the party against whom the waiver is to be enforced.
K.Entire Agreement. With respect to each Grantee, this Plan and the Grantee’s respective Award Agreement constitute the entire agreement with respect to the subject matter hereof and thereof and shall supersede, cancel, and replace all prior agreements, arrangements, expressions of intent, promises, representations, presentations, term sheets, or understandings, whether written or oral, with respect to the Plan or any Award Agreement or any benefit described or of the sort described in any material respect herein or therein. In the event of any inconsistency between the Plan and an Award Agreement, the Administrator shall resolve any such inconsistency in good faith and such good faith resolution shall be final and binding on the Grantee.
9.Amendment and Discontinuation of the Plan. The Board may, insofar as permitted by law, from time to time (a) suspend or, to the extent permitted by Section 409A, discontinue or terminate the Plan; or (b) revise or amend the Plan in any respect whatsoever, including, without limitation, making revisions or amendments in order to take into account federal or state securities laws which may be or become applicable to the Plan. Notwithstanding the foregoing, no revision or amendment shall adversely affect the rights and benefits of any Awards granted prior to the date of such revision or amendment without consent of the affected Grantee. In addition, the Plan and all Awards made hereunder are automatically terminated following a Change in Control (except as to the completion of any payments due on account of events prior to the Plan’s termination).
10.Effectiveness. The Plan and any Award Agreement hereunder are subject to, and shall become effective upon, approval by a majority of the Board.
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This Miami International Holdings, Inc. Transaction Incentive Plan was adopted by the Board on the 16th day of May, 2022.